Exhibit (a)(1)(iii)

May 22, 2015

I am pleased to announce the commencement of the Weight Watchers Stock Option Exchange Program, which will give you the opportunity to exchange certain underwater performance-vesting stock options you currently hold for replacement stock options to purchase fewer shares at a lower exercise price per share and subject to a new vesting schedule. We use stock options to motivate and retain employees such as you over time to promote the Company’s long-term financial and strategic success. But when stock options are underwater, their motivational and retention value is diminished. We are conducting the Exchange Program at this time in an effort to restore the motivational and retention value to our stock option program.

Enclosed with this mailing are: (1) an Offering Memorandum, which contains detailed information about the Exchange Program, (2) a personalized Election Form, which contains information about your specific Eligible Options and (3) a Notice of Withdrawal, which contains information on how to withdraw a previously completed Election Form.

The decision to participate in the Exchange Program is a personal one that should only be made after careful consideration, review of the enclosed materials and consultation with your personal tax, financial and legal advisors. I am delighted that the Company’s shareholders and the Board of Directors have offered you this choice and I urge you to read all of the enclosed materials carefully to come to a decision that is best for you.

If you have any questions regarding the Exchange Program, please send an e-mail directly to optionexchange@weightwatchers.com. You may also call Ms. Stephanie Delavale, who manages our stock incentive plans, at 516-390-1851. You will have the ability to leave a voice message on this extension.

As always, thank you for your continued hard work and dedication.

James Chambers

President, Chief Executive Officer and Director

Weight Watchers International, Inc.

The Exchange Program materials contain important information for employees, including an Offering Memorandum, that should be read carefully prior to making a decision whether to participate in the Exchange Program. These written materials and other related documents may be obtained free of charge from the U.S. Securities and Exchange Commission’s website at www.sec.gov.

You may obtain, free of charge, a copy of the Offering Memorandum and other materials by sending an e-mail directly to optionexchange@weightwatchers.com or calling Ms. Delavale at 516-390-1851.